EXHIBIT 99.1

Yelp’s Product-Led Strategy Drove Strong 2022 Results

2022 Net Revenue reached a new high of $1.2 billion
2022 Net Income a positive $36 million
2022 Adjusted EBITDA increased to a record $270 million
Expects 2023 Net Revenue in the range of $1.29 billion to $1.31 billion and Adjusted EBITDA1 in the range of $290 million to $310 million

SAN FRANCISCO--(BUSINESS WIRE)--Feb. 9, 2023--Yelp Inc. (NYSE: YELP), the company that connects people with great local businesses, today posted its financial results for the fourth quarter and full year ended Dec. 31, 2022 in the Q4 and Full Year 2022 Shareholder Letter available on its Investor Relations website at yelp-ir.com.

“We delivered a number of record financial results in 2022 thanks to the strong execution of our teams on our product-led strategy,” said Jeremy Stoppelman, Yelp’s co-founder and chief executive officer. “Record net revenue, driven by record advertising revenue from services businesses as well as in our most efficient sales channels, reflected strong advertiser demand across categories. We also reached record levels in the number of business locations that advertise on Yelp and the average amount each location spends, signaling that our product investments are paying off. Looking ahead, we’re confident in our plan to drive profitable growth over the long term as we deliver on our mission to connect consumers with local businesses.”

“Yelp’s strong performance in 2022 led to 16% year over year net revenue growth, reaching a record $1.2 billion,” said David Schwarzbach, Yelp’s chief financial officer. “These results demonstrate the strength of our broad-based local advertising platform and the momentum across our strategic initiatives. In 2023, we plan to continue our disciplined investments to drive shareholder value over the long term.”

1 Yelp has not reconciled its Adjusted EBITDA outlook to GAAP Net income (loss) because it does not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other income, net and Provision for (benefit from) income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” below.

2022 Key Business Highlights
Yelp’s product-led business model drove a number of record results in 2022, even as macro challenges persisted:
•Net revenue increased by 16% year over year to a record $1.2 billion, near the high end of Yelp’s outlook range provided in November 2022 and $14 million above the high end of the company’s initial outlook range provided in February 2022.
•Net income decreased by approximately $3 million year over year to positive $36 million.
•Adjusted EBITDA grew 10% year over year to a record $270 million, at the midpoint of Yelp’s outlook ranges provided in February and November 2022, representing a 23% adjusted EBITDA margin.
•Strong advertiser demand drove this record revenue performance across categories and channels. Total advertising revenue increased by 15% year over year to a record $1.1 billion, reflecting balanced growth in paying advertising locations and average revenue per location. Paying advertising locations for the year increased by 7% compared to 2021.
•In Services, Yelp demonstrated consistent year-over-year growth throughout 2022, resulting in a record $694 million of advertising revenue from Services businesses for the year. The company reported the 10th consecutive quarter of growth in average revenue per location in these categories. Advertiser demand was particularly robust in the Home Services category, where annual revenue increased by approximately 20% year over year and at a compound annual growth rate of nearly 20% from 2019.
•Advertising revenue from Restaurants, Retail & Other businesses increased by 17% year over year to $441 million, primarily driven by growth in paying advertising locations.
•Advertising revenue from each of Yelp’s most efficient channels, Self-serve and Multi-location, grew by approximately 25% year over year in 2022.
•Ad clicks for the year decreased by 8% from 2021, a year that benefited from reopening tailwinds and elevated consumer spending. Average CPC for the year increased by 27% as advertiser demand for Yelp’s valuable, high-intent clicks was robust, demonstrated by records in both paying advertising locations and average revenue per location for the year.
•On the consumer side of Yelp’s business, demand remained below pre-pandemic levels as consumers visited many types of businesses less frequently. In 2022, app unique devices were flat compared to 2021. The company also reported an increase in average review submission frequency among users, who contributed 21 million new reviews in 2022, up 3% from the prior year. This resulted in more than 265 million cumulative reviews as of December 31, up 9% year over year.

Outlook
The company expects 2023 Net revenue will be in the range of $1.29 billion to $1.31 billion as it continues executing on its strategic initiatives. The company also expects Adjusted EBITDA will be in the range of $290 million to $310 million.

Quarterly Conference Call
Yelp will host a live Q&A session today at 2:00 p.m. Pacific Time to discuss the fourth quarter and full year 2022 financial results and outlook for the first quarter and full year 2023. The webcast of the Q&A can be accessed on the Yelp Investor Relations website at yelp-ir.com. A replay of the webcast will be available at the same website.

About Yelp

Yelp Inc. (yelp.com) is a community-driven platform that connects people with great local businesses. Millions of people rely on Yelp for useful and trusted local business information, reviews and photos to help inform their spending decisions. As a one-stop local platform, Yelp helps consumers easily discover, connect and transact with businesses across a broad range of categories by making it easy to request a quote for a service, book a table at a restaurant, and more. Yelp was founded in San Francisco in 2004.

Yelp intends to make future announcements of material financial and other information through its Investor Relations website. Yelp will also, from time to time, disclose this information through press releases, filings with the Securities and Exchange Commission, conference calls, or webcasts, as required by applicable law.

Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, Yelp’s future performance and its investment plans, including the ability of its investments and initiatives to drive profitable long-term growth and shareholder value, that are based on its current expectations, forecasts, and assumptions that involve risks and uncertainties.

Yelp’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to:
•macroeconomic uncertainty — including related to inflation, rising interest rates, supply chain issues, and the ongoing impact of the COVID-19 pandemic and efforts to contain it — and its effect on consumer behavior, user activity and advertiser spending;
•the impact of fears or actual outbreaks of disease, including COVID-19 and any variants thereof, and any resulting changes in consumer behavior, economic conditions or governmental actions;
•Yelp’s ability to maintain and expand its base of advertisers, particularly if the modest increase in churn in the second half of 2022 substantially worsens and/or consumer demand significantly degrades;
•Yelp’s ability to continue to operate effectively with a primarily remote work force and attract and retain key talent;
•Yelp’s limited operating history in an evolving industry; and
•Yelp’s ability to generate and maintain sufficient high-quality content from its users.

Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q at yelp-ir.com or the SEC’s website at sec.gov.

Investor Relations Contact:
Kate Krieger
ir@yelp.com

Press Contact:
Amber Albrecht
press@yelp.com

YELP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$306,379	$479,783
Short-term marketable securities	94,244	—
Accounts receivable, net	131,902	107,358
Prepaid expenses and other current assets	63,467	57,536
Total current assets	595,992	644,677
Property, equipment and software, net	77,224	83,857
Operating lease right-of-use assets	97,392	140,785
Goodwill	102,328	105,128
Intangibles, net	8,997	10,673
Other non-current assets	133,989	65,408
Total assets	$1,015,922	$1,050,528

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$137,950	$119,620
Operating lease liabilities — current	39,674	40,237
Deferred revenue	5,200	4,156
Total current liabilities	182,824	164,013
Operating lease liabilities — long-term	86,661	127,979
Other long-term liabilities	36,113	7,218
Total liabilities	305,598	299,210

Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	1,649,692	1,522,572
Accumulated other comprehensive loss	(15,545)	(11,090)
Accumulated deficit	(923,823)	(760,164)
Total stockholders’ equity	710,324	751,318
Total liabilities and stockholders’ equity	$1,015,922	$1,050,528

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net revenue	$309,103	$273,400	$1,193,506	$1,031,839

Costs and expenses:
Cost of revenue(1)	28,483	24,045	105,705	78,097
Sales and marketing(1)	126,357	113,379	514,927	454,224
Product development(1)	72,225	70,384	305,561	276,473
General and administrative(1)	37,967	28,859	164,108	135,816
Depreciation and amortization	10,687	17,140	44,852	55,683
Restructuring	—	—	—	32
Total costs and expenses	275,719	253,807	1,135,153	1,000,325
Income from operations	33,384	19,593	58,353	31,514
Other income, net	3,478	626	8,425	2,204
Income before income taxes	36,862	20,219	66,778	33,718
Provision for (benefit from) income taxes	16,717	(2,971)	30,431	(5,953)
Net income attributable to common stockholders	$20,145	$23,190	$36,347	$39,671

Net income per share attributable to common stockholders
Basic	$0.29	$0.32	$0.51	$0.53
Diluted	$0.28	$0.30	$0.50	$0.50

Weighted-average shares used to compute net income per share attributable to common stockholders
Basic	70,001	72,955	70,867	74,221
Diluted	71,607	76,054	73,402	78,616

(1) Includes stock-based compensation expense as follows:
	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Cost of revenue	$1,060	$1,029	$4,761	$4,302
Sales and marketing	8,160	7,703	33,621	32,335
Product development	20,090	19,817	86,871	81,624
General and administrative	7,027	6,584	30,837	33,418
Total stock-based compensation	$36,337	$35,133	$156,090	$151,679

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2022	2021
Operating Activities
Net income	$36,347	$39,671
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,852	55,683
Provision for doubtful accounts	25,006	14,574
Stock-based compensation	156,090	151,679
Noncash lease cost	32,810	39,339
Deferred income taxes	(56,621)	(9,190)
Amortization of deferred contract cost	18,827	14,613
Asset impairment	10,464	11,164
Noncash gain on lease termination	—	(11,485)
Other adjustments, net	1,036	392
Changes in operating assets and liabilities:
Accounts receivable	(49,555)	(33,535)
Prepaid expenses and other assets	(36,032)	(49,246)
Operating lease liabilities	(40,057)	(41,008)
Accounts payable, accrued liabilities and other liabilities	49,142	30,004
Net cash provided by operating activities	192,309	212,655

Investing Activities
Purchases of marketable securities — available-for-sale	(127,080)	—
Sales and maturities of marketable securities — available-for-sale	32,821	—
Purchases of property, equipment and software	(31,979)	(28,282)
Other investing activities	94	632
Net cash used in investing activities	(126,144)	(27,650)

Financing Activities
Proceeds from issuance of common stock for employee stock-based plans	23,497	24,984
Taxes paid related to the net share settlement of equity awards	(61,023)	(62,545)
Repurchases of common stock	(200,006)	(262,928)
Net cash used in financing activities	(237,532)	(300,489)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2,136)	(415)

Change in cash, cash equivalents and restricted cash	(173,503)	(115,899)
Cash, cash equivalents and restricted cash — Beginning of period	480,641	596,540
Cash, cash equivalents and restricted cash — End of period	$307,138	$480,641

Non-GAAP Financial Measures

This press release and statements made during the above referenced webcast may include information relating to Adjusted EBITDA and Adjusted EBITDA margin, each of which the Securities and Exchange Commission has defined as a "non-GAAP financial measure."

We define Adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items, such as restructuring costs, impairment charges and net gain on lease termination. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue.

Adjusted EBITDA, which is not prepared under any comprehensive set of accounting rules or principles, has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of Yelp’s financial results as reported in accordance with generally accepted accounting principles in the United States (“GAAP”). In particular, Adjusted EBITDA should not be viewed as a substitute for, or superior to, net income (loss) prepared in accordance with GAAP as a measure of profitability or liquidity. Some of these limitations are:

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp's working capital needs;
•Adjusted EBITDA does not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to Yelp;
•Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
•Adjusted EBITDA does not take into account any income or costs that management determines are not indicative of ongoing operating performance, such as restructuring costs, impairment charges and net gain on lease termination; and
•other companies, including those in Yelp’s industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, net income (loss) and Yelp’s other GAAP results.

The following is a reconciliation of net income to Adjusted EBITDA, as well as the calculation of net income margin and Adjusted EBITDA margin, for each of the periods indicated (in thousands, except percentages; unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$20,145	$23,190	$36,347	$39,671
Provision for (benefit from) income taxes	16,717	(2,971)	30,431	(5,953)
Other income, net	(3,478)	(626)	(8,425)	(2,204)
Depreciation and amortization	10,687	17,140	44,852	55,683
Stock-based compensation	36,337	35,133	156,090	151,679
Restructuring	—	—	—	32
Asset impairment(1)	—	—	10,464	11,164
Gain on lease termination, net(1)	—	(3,748)	—	(3,748)
Adjusted EBITDA	$80,408	$68,118	$269,759	$246,324

Net revenue	$309,103	$273,400	$1,193,506	$1,031,839
Net income margin	7%	8%	3%	4%
Adjusted EBITDA margin	26%	25%	23%	24%

(1) Recorded within general and administrative expenses on our condensed consolidated statements of operations.